EXHIBIT 10.8


Summary of Revolvable Credit Facilities Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Longgang Division, Shenzhen Branch, Agricultural Bank of China ("Agricultural Bank of China") dated as of June 27, 2003.

         The contract number for this agreement is (Shenzhen Longgang) Nongyin Xunshou Zi (2003) No. 02370001. The contract term is June 27, 2003 to June 27, 2005, and the amount of credit to be extended by Agricultural Bank of China is RMB 50,000,000 Yuan. Remedies in the event of breach of contract include the adjustment of the credit amount, the suspension of credit, the imposition of punitive interest, an increase of the guaranty deposit and the call back of principal and interest before maturity. The agreement also requires the Company to grant a mortgage of its land use right to Agricultural Bank of China once it is obtained. If the mortgage is not granted to Agricultural Bank of China, the contract will be amended to have a term of one year.